Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN SECOND QUARTER
NET INCOME AND SOLID LOAN GROWTH

WAYNE, NJ – July 30, 2015 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2015 of $32.0 million, or $0.14 per diluted common share as compared to net income of $30.3 million, or $0.13 per diluted common share, for the first quarter of 2015 and the second quarter of 2014 earnings of $29.5 million, or $0.15 per diluted common share.
Key financial highlights for the second quarter:

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Non-Covered Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $784.3 million, or 23.2 percent on an annualized basis, to $14.3 billion at June 30, 2015 from March 31, 2015 largely due to a $648.0 million increase, mainly multi-family loans, in total commercial real estate loans. The commercial real estate loan growth, totaling 39 percent on an annualized basis, compared to the total balance at March 31, 2015, resulted from both organic growth and purchased loan participations in multi-family loans in our local market. Higher volumes within 1-4 family residential mortgage loans, automobile loans and other consumer loans also contributed to the second quarter growth, as total June 30, 2015 outstanding balances in these categories increased by $62.9 million, $35.1 million and $32.7 million, or 9.7 percent, 12.1 percent, and 40.7 percent, on an annualized basis, respectively, compared to March 31, 2015. During the second quarter of 2015, Valley sold approximately $14.1 million of residential mortgage loans originated for sale.

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Net Interest Income and Margin: Net interest income increased $4.1 million to $136.2 million for the three months ended June 30, 2015 as compared to the first quarter of 2015, and increased $18.8 million as compared to the second quarter of 2014. On a tax equivalent basis, our net interest margin increased by 2 basis points to 3.22 percent for the second quarter of 2015 as compared to the first quarter of 2015, and decreased 5 basis point from 3.27 percent in the second quarter of 2014. See the "Net Interest Income and Margin" section below for more details.

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Asset Quality: Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $14.5 billion decreased to 0.50 percent at June 30, 2015 from 0.71 percent at March 31, 2015. Non-performing assets (including non-accrual loans) decreased by 0.6 percent to $72.8 million at June 30, 2015 as compared to $73.2 million at March 31, 2015. See further details under the "Credit Quality" section below.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: During the second quarter of 2015, we recorded a $4.5 million provision for losses on non-covered loans and unfunded letters of credit as compared to no provision recorded for both the first quarter of 2015

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

and second quarter of 2014. For the second quarter of 2015, we recognized net non-covered loan charge-offs of $4.2 million as compared to net recoveries on non-covered loans totaling $278 thousand and $2.3 million for the first quarter of 2015 and second quarter of 2014, respectively. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

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Non-Interest Income: Non-interest income increased $1.6 million to $20.2 million for the three months ended June 30, 2015 from $18.6 million for the first quarter of 2015. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense decreased $706 thousand to $107.4 million for the second quarter of 2015 from $108.1 million for the first quarter of 2015. See the "Non-Interest Expense" section below for additional information.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 12.47 percent, 9.95 percent, 7.72 percent and 9.19 percent, respectively, at June 30, 2015. During June 2015, Valley issued $115 million of 6.25 percent (fixed-to-floating rate) non-cumulative perpetual preferred securities and $100 million of 4.55 percent subordinated debentures ("notes") which were included in Valley's Tier 1 capital and total risk-based capital, respectively, at June 30, 2015.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our second quarter of 2015 earnings were positively impacted by significant non-covered loan growth which exceeded 23 percent on an annualized basis, as well as efficiencies gained from our February 2015 conversion of our acquired Florida operations. Additionally, the credit quality of our balance sheet remained extremely healthy, despite a modest uptick in net charge-offs as compared to net recoveries in the prior linked first quarter. Our continued ability to grow the loan portfolio helped us mitigate the continuing negative impact of the low interest rate environment on our interest income. Our current commercial loan pipeline, including our Florida division, appears to be solid in the early stages of the third quarter and we are optimistic that we can continue to take advantage of our strong lending markets."
Mr. Lipkin added, “In May 2015, we announced our entry into a merger agreement with CNLBancshares, Inc. ("CNLBancshares") and its wholly-owned subsidiary, CNLBank, headquartered in Orlando, Florida. CNLBanchshares has approximately $1.4 billion in assets, $833 million in loans and $1.1 billion in deposits and maintains a branch network of 16 offices. The proposed merger will expand Valley's Florida branch network to 36 offices, strengthen Valley's existing southeast and central Florida footprint and expand Valley's branch network into desirable new markets within southwest and northeast Florida. We are extremely pleased with our ability to quickly integrate the systems of 1st United Bancorp, Inc. ("1st United") into Valley during the first quarter of 2015 and act on this very attractive opportunity. Our current growth strategy to expand Valley's presence in many of the best urban markets of Florida should enhance long-term value for our shareholders."
The acquisition of CNLBancshares is expected to close in the fourth quarter of 2015, subject to regulatory approvals, CNLBancshares shareholder approval and other customary closing conditions.

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $138.1 million for the second quarter of 2015 increased $4.1 million and $18.7 million as compared to the first quarter of 2015 and second quarter of 2014, respectively. Interest income on a tax equivalent basis increased $4.8 million to $177.7 million for the second quarter of 2015 as compared to the first quarter of 2015 largely due to a $574.5 million increase in average loans (mostly driven by the late April purchase of multi-family loan participations totaling over $477 million) and a 3 basis point increase in the yield on average loans, partially offset by a 42 basis point decline in the yield of taxable investment securities. The yield on average loans for the second quarter of 2015 included higher fee income from derivative interest rate swaps executed with commercial lending customers, as well as additional interest income from certain closed ("zero-balance") PCI loan pools. Interest expense also increased $678 thousand to $39.6 million for the three months ended June 30, 2015 as compared to the first quarter of 2015. The increase in interest expense was primarily driven by a 5 basis point increase in the cost of long-term borrowings caused, in part, by additional interest expense related to Valley's new $100 million issuance of 4.55 percent subordinated notes during June 2015 (to replace $100 million of 5 percent subordinated notes which matured in July 2015) and one more day during the second quarter of 2015.
The net interest margin on a tax equivalent basis of 3.22 percent for the second quarter of 2015 increased 2 basis points as compared to linked first quarter of 2015, and decreased by 5 basis points from 3.27 percent for the three months ended June 30, 2014. The yield on average interest earning assets also increased by two basis points on a linked quarter basis. The higher yield was mainly a result of the aforementioned increase in the yield on average loans to 4.47 percent for the second quarter of 2015. This was largely caused by an increase in periodic fee income from derivative interest rate swap transactions with commercial loan customers, to facilitate the risk management strategies of both Valley and the customers, and additional income from certain closed PCI loan pools. New and refinanced loan volumes remain at relatively low interest rates as compared to the overall yield of our loan portfolio. The level of yields on new loans was negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality borrowers. Additionally, our higher yielding PCI loan portfolio declined $77.7 million, or 4.7 percent from March 31, 2015 to approximately $1.6 billion at June 30, 2015 due to normal repayment and prepayment activity. During the second quarter, our yield on average taxable investment securities declined by 42 basis points from 2.92 percent for the first quarter of 2015 largely due to increased premium amortization expense on certain mortgage-backed securities caused by higher principal repayments. The overall cost of average interest bearing liabilities increased by 1 basis point from 1.24 percent in the linked first quarter of 2015 primarily due to the aforementioned 5 basis point increase in the cost of average long-term borrowings and one more day during the second quarter. Our cost of total deposits was 0.40 percent for the second quarter of 2015, and was unchanged as compared to the three months ended March 31, 2015.
Potential future loan growth from solid loan demand in our primary markets has continued into the early stages of the third quarter of 2015 and is anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. We believe that the maturity of a large portion of our high interest rate borrowings during the next 36 months (including the maturity of our $100 million of 5.0 percent subordinated notes on July 15, 2015) will mitigate some of the margin compression risk.

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

Branch Efficiency Plan

In the face of the aforementioned net interest margin pressures and other general operating challenges in today's banking environment, we continue to tightly manage our balance sheet and explore ways to reduce our expenses to optimize our returns. As part of these efforts, we periodically evaluate the profitability of our entire 224 branch network, consisting of 119 leased and 105 owned locations, in conjunction with several other factors, including our customers' delivery channel preferences, branch usage patterns, and the potential opportunity to move existing customers to another branch location without a negative impact to their banking experience. As a result of Valley's current regular review, it is pursuing a plan to close and consolidate 13 branch locations during the second half of 2015. These branches, representing approximately 6 percent of Valley's current branch network, consist of 12 New Jersey locations and 1 New York City location, and are a mix of leased and owned properties. Non-cash impairment charges and other branch closing costs (mainly related to contract obligations) are expected to be immaterial. Valley estimates that the plan will result in an annualized reduction of approximately $4.3 million in ongoing operating expenses and the plan is expected to be fully executed by the end of 2015.

We will continue to monitor our branch network for additional opportunities to consolidate and "right size" branches in an effort to optimize our customer service delivery channels.
Loans, Deposits and Other Borrowings
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $784.3 million, or 23.2 percent on an annualized basis, to approximately $14.3 billion at June 30, 2015 from March 31, 2015, net of a $39.2 million decline in the non-covered PCI loan portion of this portfolio primarily due to normal loan repayments. The increase in total non-covered loans was mainly due to strong purchase and organic origination volumes of multi-family loans in the commercial real estate loan portfolio.
Total commercial and industrial loans increased $8.8 million, or 1.5 percent on an annualized basis from March 31, 2015 to approximately $2.4 billion at June 30, 2015 largely due to new loan demand from a mix of new and existing customers within the Florida, New York and New Jersey markets. While these new loan volumes more than offset our normal repayment and refinance activity (including an $8.0 million reduction in the non-covered PCI loan portion of the portfolio), we continued to experience significant market competition for quality credits during the second quarter, as well as some normal summer seasonal declines in loan demand from our customer base.
Commercial real estate loans (excluding construction loans) increased $603.4 million from March 31, 2015 to $6.7 billion at June 30, 2015. Loan origination volumes and demand were seen across many segments of commercial real estate borrowers in all of our markets, including Florida which accounted for approximately $44.0 million of the second quarter loan growth. The continued organic growth within the commercial real estate portfolio was largely supplemented by our purchase of participations in multi-family loans (mostly in New York City) totaling over $477 million during the second quarter of 2015 (as compared to approximately $97 million during the first quarter of 2015). A sizable portion of the purchased loans are expected to qualify for CRA purposes, and are seasoned loans with expected short durations. Each of these purchased participation loans were thoroughly examined by Valley under its normal underwriting criteria to further satisfy ourselves as to their credit quality. Construction loans increased $44.6 million, or 33.1 percent on an annualized basis, from March 31, 2015 to $583.5 million at June 30,

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

2015 primarily due to an uptick in new residential construction projects in the New York Metropolitan area.
Total residential mortgage loans increased $62.9 million to approximately $2.6 billion at June 30, 2015 from March 31, 2015 mostly due to a 48.8 percent increase in loan origination volumes as compared to the first quarter of 2015 and a higher amount of loan originations retained for investment purposes during the second quarter of 2015. Residential mortgage loan originations totaled approximately $181.2 million for the second quarter of 2015 as compared to $121.8 million and $54.3 million for the first quarter of 2015 and the second quarter of 2014, respectively. During the second quarter of 2015, Valley sold approximately $14.1 million of residential mortgage loans originated for sale.
Automobile loans increased by $35.1 million, or 12.1 percent on an annualized basis, to $1.2 billion at June 30, 2015 as compared to March 31, 2015 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets and some positive initial production from our new Florida auto dealer network that now includes 65 dealerships. Valley has achieved its growth in auto lending portfolio without participation in the subprime auto lending markets.
Home equity loans totaling $479.0 million at June 30, 2015 moderately decreased by $3.2 million as compared to March 31, 2015. New home equity volumes continue to be weak, despite the relatively favorable low interest rate environment. However, other consumer loans increased $32.7 million, or 40.7 percent on an annualized basis, to $354.5 million at June 30, 2015 as compared to $321.8 million at March 31, 2015 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans”.  Our covered loans, consisting primarily of commercial real estate loans and residential mortgage loans, decreased to $145.2 million, or 1.0 percent of total loans, at June 30, 2015 as compared to $183.7 million, or 1.3 percent of total loans, at March 31, 2015. The linked quarter decrease was mainly due to normal collection and prepayment activity, as well as the reclassification of approximately $18.2 million in covered loans to non-covered loans due to the March 2015 expiration of commercial loss sharing agreements related to our FDIC-assisted transactions in 2010.
Deposit Mix. Total deposits increased $114.3 million, or 0.8 percent, to approximately $14.3 billion at June 30, 2015 from March 31, 2015 mostly due to growth in time deposit balances resulting from retail certificate of deposit promotions during the second quarter of 2015. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 50 percent and 20 percent of total deposits as of June 30, 2015. The composition of deposits based upon the period end balances remained essentially unchanged at June 30, 2015 as compared to March 31, 2015.
Other Borrowings. Long-term borrowings increased $96.0 million to $2.6 billion at June 30, 2015 as compared to March 31, 2015 primarily due to Valley's issuance of $100 million of 4.55 percent subordinated notes during June 2015, mainly intended to replace our $100 million of 5 percent subordinated notes which matured and were repaid in July 2015. The new subordinated notes qualify as total risk-based ("Tier 2") regulatory capital, while the matured notes were no longer allowable as Tier 2 capital at June 30, 2015 due to their remaining duration. Short-term borrowings moderately decreased $7.7 million to $126.1 million at June 30, 2015 as compared to March 31, 2015. However, average short-term borrowings increased $127.0 million to $255.1 million for the three months ended June 30, 2015 as compared to the linked first quarter of 2015 mainly due to the increased use of FHLB advances for

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

short-term liquidity and loan funding needs during the second quarter. At June 30, 2015, our long-term borrowings continued to include over $1.7 billion of relatively high cost borrowings (mostly from the Federal Home Loan Bank of New York) that mature beginning in the third quarter of 2015 through the end of 2018.  These maturities, with an average cost of 3.89 percent, are expected to substantially decrease the level of our funding costs over such periods, dependent on the level of market interest rates and our ability to obtain similar amounts of debt instruments.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. In November 2014, we acquired loans totaling $1.2 billion, after purchase accounting adjustments, from the acquisition of 1st United. All of these loans are accounted for as PCI loans and represent the majority of loans within the PCI loan portfolio totaling $1.6 billion, or 10.9 percent of our total loan portfolio, at June 30, 2015.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets, and non-accrual debt securities totaled $72.8 million at June 30, 2015 compared to $73.2 million at March 31, 2015. The $448 thousand decrease in NPAs from March 31, 2015 was largely due to $2.9 million decrease in non-accrual loans, partially offset by increases of $1.3 million and $1.0 million in OREO and other repossessed assets, respectively.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $21.3 million to $18.3 million, or 0.13 percent of total loans, at June 30, 2015 as compared to $39.6 million, or 0.29 percent of total loans, at March 31, 2015. The decrease was largely due to better performance across most loan types within the loans past due 30 to 59 days category (which declined by $21.0 million as compared to March 31, 2015). Commercial and industrial loans and commercial real estate loans past due 30 to 59 days decreased partially due to a $3.1 million loan charge-off and a $1.1 million loan reclassification to non-accrual status, respectively, during the second quarter of 2015. Although we believe our overall credit quality metrics are strong and reflective of our solid underwriter standards at June 30, 2015, we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2015, March 31, 2015, and June 30, 2014:

	June 30, 2015		March 31, 2015		June 30, 2014
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$43,595	1.84%	$46,657	1.98%	$49,883	2.42%
Commercial real estate loans:
Commercial real estate	30,515	0.46%	26,335	0.43%	25,882	0.51%
Construction	13,670	2.34%	15,321	2.84%	9,385	2.27%
Total commercial real estate loans	44,185	0.61%	41,656	0.63%	35,267	0.64%
Residential mortgage loans	5,025	0.19%	4,062	0.16%	6,989	0.28%
Consumer loans:
Home equity	1,649	0.34%	1,588	0.33%	1,188	0.27%
Auto and other consumer	3,894	0.25%	3,384	0.23%	4,180	0.33%
Total consumer loans	5,543	0.27%	4,972	0.25%	5,368	0.31%
Unallocated	6,339	—	7,018	—	6,979	—
Allowance for non-covered loans
and unfunded letters of credit	104,687	0.73%	104,365	0.77%	104,486	0.89%
Allowance for covered loans	200	0.14%	200	0.11%	1,111	1.78%
Total allowance for credit losses	$104,887	0.72%	$104,565	0.76%	$105,597	0.89%

* Includes the reserve for unfunded letters of credit.

Our non-covered loan portfolio, totaling $14.3 billion at June 30, 2015, had net loan charge-offs of $4.2 million for the second quarter of 2015 as compared to net loan recoveries of $278 thousand and $2.3 million for the first quarter of 2015 and second quarter of 2014, respectively. The net loan charge-offs in the second quarter of 2015 were primarily due to a $3.1 million commercial and industrial loan charge-off and a moderate increase in the gross loan charge-offs in the other loan categories as compared to the first quarter of 2015. Overall, net non-covered loan charge-offs totaled $3.9 million for the first six months of 2015 as compared to $9.6 million for the same period one year ago. During the second quarter of 2015, we recorded a $4.5 million provision for losses on non-covered loans and unfunded letters of credit as compared to no provision for both the first quarter of 2015 and the second quarter of 2014.
The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.73 percent at June 30, 2015 as compared to 0.77 percent and 0.89 percent at March 31, 2015 and June 30, 2014, respectively. At June 30, 2015, our allowance allocations for losses as a percentage of total loans in several loan categories moderately increased as compared to March 31, 2015 due, in part, to a higher level of net loan charge-offs during the second quarter, as well as a slightly more cautious outlook for the U.S. economy at June 30, 2015. Despite these negative factors, our total loan delinquencies and internally classified loans both declined during the second quarter of 2015 as compared to March 31, 2015. Additionally, total net loan charge-offs for the first six months of 2015 decreased $5.9 million as

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

compared to $9.8 million for the same period of 2014. The positive trend in our six-month loan loss experience has continued the trend seen in 2014, when net loan charge-offs were at the lowest level reported since 2007. The overall mix of these items, as well as other factors including loan growth, impacted our estimate of the allowance for credit losses at June 30, 2015.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.4 billion) was 0.81 percent at June 30, 2015 as compared to 0.86 percent at March 31, 2015. Non-covered and covered PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to non-covered PCI loans at June 30, 2015, March 31, 2015 and June 30, 2014. The allowance for covered PCI loans is included in the table above.
Non-Interest Income
Non-interest income increased $1.6 million to $20.2 million for the second quarter of 2015 from $18.6 million for the linked quarter ended March 31, 2015. The change in our FDIC loss-share receivable resulted in non-interest income of $595 thousand for the second quarter of 2015 as compared to a reduction to non-interest income of $3.9 million during the three months ended March 31, 2015. The linked first quarter reduction to non-interest income was mainly the result of the prospective recognition of decreases in the receivable for additional cash flows on loan pools covered by loss-sharing agreements that expired in March 2015. Partially offsetting the positive impact of this item, net gains on securities transactions decreased $2.5 million to a net loss of $92 thousand for the second quarter of 2015 as compared to the quarter ended March 31, 2015 due to no investment sales during the second quarter. The second quarter net loss resulted from securities called for early redemption. During the first quarter of 2015, we sold corporate debt securities and trust preferred securities with a total unamortized cost of approximately $34.2 million primarily due to portfolio re-positioning related to the new Basel III regulatory capital requirements.
Non-Interest Expense
Non-interest expense decreased $706 thousand to $107.4 million for the second quarter of 2015 as compared to $108.1 million for the first quarter of 2015 largely due to a reduction in salary and employee benefits expense. Salary and employee benefits expense decreased $2.1 million to $54.6 million for the second quarter of 2015 as compared to $56.7 million for the first quarter of 2015 largely due to staffing reductions that resulted from the February 2015 conversion of our Florida data systems acquired from 1st United. Other non-interest expense increased $903 thousand to $12.4 million for the second quarter of 2015 as compared to the first quarter of 2015 partly due to lower net gains on OREO, higher OREO expense and a moderate increase in general insurance expense. Professional and legal expense also increased $718 thousand to $4.1 million for the three months ended June 30, 2015 as compared to the first quarter of 2015 due, in part, to the proposed acquisition of CNLBancshares, as well as other general corporate matters.
Income Tax Expense
Income tax expense was $12.5 million for the three months ended June 30, 2015 reflecting an effective tax rate of 28.1 percent, as compared to $12.3 million for the first quarter of 2015 reflecting an effective

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

tax rate of 28.8 percent and $11.8 million for the second quarter of 2014 reflecting an effective tax rate of 28.5 percent. The effective tax rate was relatively unchanged for the respective periods, and within the expected range of 27 percent to 29 percent.

For the remainder of 2015, we anticipate that our effective tax rate will continue to range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $19 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or an unexpected decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2018;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	lower than expected cash flows from purchased credit-impaired loans;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	failure to obtain shareholder or regulatory approval for the merger of CNLBancshares with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	the inability to realize expected revenue synergies from the proposed CNLBancshares merger or the recent 1st United merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to CNLBancshares integration matters might be greater than expected;

•	inability to retain customers and employees, including those of CNLBancshares and 1st United; and

Valley National Bancorp (NYSE: VLY)
2015 Second Quarter Earnings
July 30, 2015

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
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-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Thee Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2015	2015	2014	2015	2014
FINANCIAL DATA:
Net interest income	$136,177	$132,086	$117,419	$268,263	$231,443
Net interest income - FTE (1)	138,118	134,037	119,417	272,155	235,433
Non-interest income	20,200	18,645	12,534	38,845	33,272
Non-interest expense	107,412	108,118	94,353	215,530	190,452
Income tax expense	12,474	12,272	11,751	24,746	12,581
Net income	31,991	30,341	29,520	62,332	63,355
Weighted average number of common shares outstanding:
Basic	232,565,404	232,338,775	200,472,592	232,452,716	200,301,438
Diluted	232,586,616	232,341,921	200,472,592	232,457,748	200,301,438
Per common share data:
Basic earnings	$0.14	$0.13	$0.15	$0.27	$0.32
Diluted earnings	0.14	0.13	0.15	0.27	0.32
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	10.43	9.77	10.80	10.43	10.80
Closing stock price - low	9.33	9.05	9.48	9.05	9.30
FINANCIAL RATIOS:
Net interest margin	3.18%	3.16%	3.22%	3.17%	3.18%
Net interest margin - FTE (1)	3.22	3.20	3.27	3.21	3.24
Annualized return on average assets	0.67	0.64	0.72	0.66	0.78
Annualized return on average shareholders' equity	6.75	6.49	7.54	6.62	8.14
Annualized return on average tangible shareholders' equity (2)	9.96	9.66	10.68	9.81	11.59
Efficiency ratio (3)	68.69	71.73	72.58	70.18	71.95
AVERAGE BALANCE SHEET ITEMS:
Assets	$19,108,239	$18,850,025	$16,288,368	$18,979,847	$16,245,502
Interest earning assets	17,131,686	16,738,899	14,601,380	16,936,378	14,533,876
Loans	14,143,580	13,569,031	11,745,817	13,857,893	11,682,061
Interest bearing liabilities	12,706,454	12,598,669	10,987,328	12,652,859	10,913,373
Deposits	14,200,388	14,110,547	11,382,118	14,155,716	11,313,688
Shareholders' equity	1,896,209	1,869,754	1,566,829	1,883,054	1,555,796

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2015	2015	2014	2014
BALANCE SHEET ITEMS:
Assets	$19,290,005	$18,980,010	$18,793,855	$16,335,967
Total loans	14,480,294	13,734,461	13,473,913	11,813,428
Non-covered loans	14,335,063	13,550,735	13,262,022	11,750,875
Deposits	14,331,031	14,216,743	14,034,116	11,416,052
Shareholders' equity	1,985,527	1,867,153	1,863,017	1,573,656

LOANS:
Non-covered Loans
Commercial and industrial	$2,370,794	$2,361,987	$2,237,298	$2,064,751
Commercial real estate:
Commercial real estate	6,700,426	6,097,017	6,032,190	5,100,442
Construction	583,538	538,937	529,963	413,262
Total commercial real estate	7,283,964	6,635,954	6,562,153	5,513,704
Residential mortgage	2,648,692	2,585,782	2,515,675	2,461,516
Consumer:
Home equity	479,027	482,265	491,745	436,360
Automobile	1,198,064	1,162,963	1,144,831	1,021,782
Other consumer	354,522	321,784	310,320	252,762
Total consumer loans	2,031,613	1,967,012	1,946,896	1,710,904
Total non-covered loans	$14,335,063	$13,550,735	$13,262,022	$11,750,875
Covered loans*	145,231	183,726	211,891	62,553
Total loans	$14,480,294	$13,734,461	$13,473,913	$11,813,428
_________________________
* Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

CAPITAL RATIOS:
Book value	$8.06	$8.03	$8.03	$7.85
Tangible book value (2)	5.43	5.40	5.38	5.55
Tangible common equity to tangible assets (2)	6.76%	6.83%	6.87%	7.01%
Tier 1 leverage (4)	7.72	7.17	7.46	7.41
Tier 1 common capital (4)	9.19	9.45	N/A	N/A
Risk-based capital - Tier 1 (4)	9.95	9.45	9.73	9.80
Risk-based capital - Total Capital (4)	12.47	11.35	11.42	11.89
_________________________
N/A - Not Applicable

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2015	2015	2014	2015	2014
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$104,565	$104,287	$109,253	$104,287	$117,112
Loans charged-off: (5)
Commercial and industrial	(3,226)	(753)	(1,340)	(3,979)	(9,954)
Commercial real estate	(1,787)	(77)	(862)	(1,864)	(4,713)
Construction	(803)	(73)	(1,170)	(876)	(1,809)
Residential mortgage	(339)	(49)	(212)	(388)	(275)
Consumer	(1,194)	(714)	(1,167)	(1,908)	(2,239)
Total loans charged-off	(7,349)	(1,666)	(4,751)	(9,015)	(18,990)
Charged-off loans recovered: (5)
Commercial and industrial	1,986	1,051	4,420	3,037	4,964
Commercial real estate	215	23	556	238	1,893
Construction	475	437	912	912	912
Residential mortgage	130	114	157	244	236
Consumer	365	319	721	684	1,143
Total loans recovered	3,171	1,944	6,766	5,115	9,148
Net (charge-offs) recoveries (5)	(4,178)	278	2,015	(3,900)	(9,842)
Provision charged for credit losses	4,500	—	(5,671)	4,500	(1,673)
Ending balance - Allowance for credit losses	$104,887	$104,565	$105,597	$104,887	$105,597
Components of allowance for credit losses:
Allowance for non-covered loans	$102,635	$102,431	$101,942	$102,635	$101,942
Allowance for covered loans	200	200	1,111	200	1,111
Allowance for loan losses	102,835	102,631	103,053	102,835	103,053
Allowance for unfunded letters of credit	2,052	1,934	2,544	2,052	2,544
Allowance for credit losses	$104,887	$104,565	$105,597	$104,887	$105,597
Components of provision for credit losses:
Provision for losses on non-covered loans	$4,382	$—	$—	$4,382	$4,949
Provision for losses on covered loans	—	—	(5,671)	—	(5,671)
Provision for unfunded letters of credit	118	—	—	118	(951)
Provision for credit losses	$4,500	$—	$(5,671)	$4,500	$(1,673)
Annualized ratio of net charge-offs of
non-covered loans to average loans	0.12%	(0.01)%	(0.08)%	0.06%	0.16%
Annualized ratio of total net charge-offs
to average loans	0.12%	(0.01)%	(0.07)%	0.06%	0.17%
Allowance for non-covered loan losses as
a % of non-covered loans	0.72%	0.76%	0.87%	0.72%	0.87%
Allowance for credit losses as
a % of total loans	0.72%	0.76%	0.89%	0.72%	0.89%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30,	March 31,	December 31,	June 30,
ASSET QUALITY: (6)	2015	2015	2014	2014
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$1,080	$4,472	$1,630	$4,918
Commercial real estate	1,542	4,775	8,938	3,493
Construction	404	6,577	448	3,988
Residential mortgage	4,690	12,498	6,200	7,865
Consumer	2,440	2,875	2,982	3,350
Total 30 to 59 days past due	10,156	31,197	20,198	23,614
60 to 89 days past due:
Commercial and industrial	475	90	1,102	783
Commercial real estate	2,182	1,883	113	57
Construction	—	—	—	5,332
Residential mortgage	1,280	1,782	3,575	1,989
Consumer	644	837	764	788
Total 60 to 89 days past due	4,581	4,592	5,554	8,949
90 or more days past due:
Commercial and industrial	226	208	226	450
Commercial real estate	133	2,792	49	2,212
Construction	—	—	3,988	—
Residential mortgage	3,014	564	1,063	546
Consumer	160	262	152	161
Total 90 or more days past due	3,533	3,826	5,478	3,369
Total accruing past due loans	$18,270	$39,615	$31,230	$35,932
Non-accrual loans:
Commercial and industrial	$9,019	$8,285	$8,467	$8,096
Commercial real estate	21,760	24,850	22,098	32,507
Construction	4,775	5,144	5,223	6,534
Residential mortgage	17,269	17,127	17,760	19,190
Consumer	1,855	2,138	2,209	2,106
Total non-accrual loans	54,678	57,544	55,757	68,433
Non-performing loans held for sale	—	—	7,130	7,850
Other real estate owned (7)	14,476	13,184	14,249	14,984
Other repossessed assets	1,510	477	1,232	1,104
Non-accrual debt securities (8)	2,123	2,030	4,729	4,527
Total non-performing assets ("NPAs")	$72,787	$73,235	$83,097	$96,898
Performing troubled debt restructured loans	$97,625	$100,524	$97,743	$108,538
Total non-accrual loans as a % of loans	0.38%	0.42%	0.41%	0.58%
Total accruing past due and non-accrual loans
as a % of loans	0.50%	0.71%	0.65%	0.88%
Allowance for losses on non-covered loans as a % of
non-accrual loans	187.71%	178.00%	183.21%	148.97%
Non-performing purchased credit-impaired loans: (9)
Total - Non-covered loans	$24,406	$35,333	$32,774	$13,678
Total Covered loans	8,396	9,586	14,939	13,783

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	June 30,	March 31,	December 31,	June 30,
($ in thousands, except for share data)	2015	2015	2014	2014
Tangible book value per common share:
Common shares outstanding	232,619,748	232,428,108	232,110,975	200,467,301
Shareholders' equity	$1,985,527	$1,867,153	$1,863,017	$1,573,656
Less: Preferred stock	(111,590)	—	—	—
Less: Goodwill and other intangible assets	(610,640)	(612,558)	(614,667)	(460,369)
Tangible common shareholders' equity	$1,263,297	$1,254,595	$1,248,350	$1,113,287
Tangible book value per common share	$5.43	$5.40	$5.38	$5.55
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,263,297	$1,254,595	$1,248,350	$1,113,287
Total assets	19,290,005	18,980,010	18,793,855	16,335,967
Less: Goodwill and other intangible assets	(610,640)	(612,558)	(614,667)	(460,369)
Tangible assets	$18,679,365	$18,367,452	$18,179,188	$15,875,598
Tangible common equity to tangible assets	6.76%	6.83%	6.87%	7.01%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2015	2015	2014	2015	2014
Annualized return on average tangible shareholders' equity:
Net income	$31,991	$30,341	$29,520	$62,332	$63,355
Average shareholders' equity	1,896,209	1,869,754	1,566,829	1,883,054	1,555,796
Less: Average goodwill and other intangible assets	(611,474)	(613,556)	(461,316)	(612,510)	(462,285)
Average tangible shareholders' equity	$1,284,735	$1,256,198	$1,105,513	$1,270,544	$1,093,511
Annualized return on average tangible
shareholders' equity	9.96%	9.66%	10.68%	9.81%	11.59%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)	The 2015 ratios reflect the new capital regulation changes required under the Basel III regulatory capital reform.
(5)
There were no covered loan charge-offs and recoveries during 2015. Total loans charged-off during the three and six months ended June 30, 2014, includes covered commercial and industrial loans of $198 thousand, commercial mortgage of $425 thousand and residential mortgage of $126 thousand; and total loans recovered during the three and six months ended June 30, 2014, includes covered construction loans of $462 thousand.

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and, acquired or purchased loans during 2012 and 2014. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $5.4 million, $8.6 million, $9.2 million and $11.2 million, at June 30, 2015, March 31, 2015, December 31, 2014, and June 30, 2014, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $630 thousand, $723 thousand, $621 thousand and $823 thousand at June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2015	2014
Assets	(Unaudited)
Cash and due from banks	$266,586	$462,569
Interest bearing deposits with banks	206,619	367,838
Investment securities:
Held to maturity (fair value of $1,739,295 at June 30, 2015 and $1,815,976 at December 31, 2014)	1,720,575	1,778,316
Available for sale	807,574	886,970
Trading securities	—	14,233
Total investment securities	2,528,149	2,679,519
Loans held for sale, at fair value	4,533	24,295
Non-covered loans	14,335,063	13,262,022
Covered loans	145,231	211,891
Less: Allowance for loan losses	(102,835)	(102,353)
Net loans	14,377,459	13,371,560
Premises and equipment, net	282,031	282,997
Bank owned life insurance	379,022	375,640
Accrued interest receivable	58,278	57,333
Due from customers on acceptances outstanding	1,684	4,197
FDIC loss-share receivable	8,404	13,848
Goodwill	577,534	575,892
Other intangible assets, net	33,106	38,775
Other assets	566,600	539,392
Total Assets	$19,290,005	$18,793,855
Liabilities
Deposits:
Non-interest bearing	$4,389,486	$4,235,515
Interest bearing:
Savings, NOW and money market	7,025,656	7,056,133
Time	2,915,889	2,742,468
Total deposits	14,331,031	14,034,116
Short-term borrowings	126,148	146,781
Long-term borrowings	2,625,116	2,526,408
Junior subordinated debentures issued to capital trusts	41,333	41,252
Bank acceptances outstanding	1,684	4,197
Accrued expenses and other liabilities	179,166	178,084
Total Liabilities	17,304,478	16,930,838
Shareholders’ Equity
Preferred stock, (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at June 30, 2015)	111,590	—
Common stock, (no par value, authorized 332,023,233 shares; issued 232,637,650 shares at June 30, 2015 and 232,127,098 shares at December 31, 2014)	81,237	81,072
Surplus	1,699,195	1,693,752
Retained earnings	141,948	130,845
Accumulated other comprehensive loss	(48,260)	(42,495)
Treasury stock, at cost (17,902 common shares at June 30, 2015 and 16,123 common shares at December 31, 2014)	(183)	(157)
Total Shareholders’ Equity	1,985,527	1,863,017
Total Liabilities and Shareholders’ Equity	$19,290,005	$18,793,855

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Interest Income
Interest and fees on loans	$158,164	$150,482	$136,338	$308,646	$267,417
Interest and dividends on investment securities:
Taxable	12,233	14,932	15,709	27,165	32,165
Tax-exempt	3,595	3,612	3,700	7,207	7,386
Dividends	1,616	1,739	1,390	3,355	3,180
Interest on federal funds sold and other short-term investments	146	220	27	366	54
Total interest income	175,754	170,985	157,164	346,739	310,202
Interest Expense
Interest on deposits:
Savings, NOW and money market	5,911	5,995	4,530	11,906	8,811
Time	8,128	7,974	6,683	16,102	13,215
Interest on short-term borrowings	207	94	304	301	622
Interest on long-term borrowings and junior subordinated debentures	25,331	24,836	28,228	50,167	56,111
Total interest expense	39,577	38,899	39,745	78,476	78,759
Net Interest Income	136,177	132,086	117,419	268,263	231,443
Provision for losses on non-covered loans and unfunded letters of credit	4,500	—	—	4,500	3,998
Provision for losses on covered loans	—	—	(5,671)	—	(5,671)
Net Interest Income After Provision for Credit Losses	131,677	132,086	123,090	263,763	233,116
Non-Interest Income
Trust and investment services	2,576	2,494	2,244	5,070	4,686
Insurance commissions	4,130	4,205	4,491	8,335	8,989
Service charges on deposit accounts	5,263	5,290	5,636	10,553	11,387
(Losses) gains on securities transactions, net	(92)	2,416	7	2,324	(1)
Fees from loan servicing	1,642	1,603	1,786	3,245	3,456
Gains on sales of loans, net	422	598	679	1,020	1,592
Gains on sales of assets, net	200	281	276	481	128
Bank owned life insurance	1,618	1,764	1,614	3,382	3,022
Change in FDIC loss-share receivable	595	(3,920)	(7,711)	(3,325)	(7,787)
Other	3,846	3,914	3,512	7,760	7,800
Total non-interest income	20,200	18,645	12,534	38,845	33,272
Non-Interest Expense
Salary and employee benefits expense	54,574	56,712	47,094	111,286	95,182
Net occupancy and equipment expense	22,132	22,200	17,973	44,332	38,697
FDIC insurance assessment	4,012	3,792	3,393	7,804	6,680
Amortization of other intangible assets	2,096	2,393	2,346	4,489	4,697
Professional and legal fees	4,059	3,341	4,384	7,400	8,062
Amortization of tax credit investments	4,511	4,496	5,802	9,007	9,518
Advertising	1,631	1,729	533	3,360	1,150
Telecommunication expense	2,045	2,006	1,643	4,051	3,349
Other	12,352	11,449	11,185	23,801	23,117
Total non-interest expense	107,412	108,118	94,353	215,530	190,452
Income Before Income Taxes	44,465	42,613	41,271	87,078	75,936
Income tax expense	12,474	12,272	11,751	24,746	12,581
Net Income	$31,991	$30,341	$29,520	$62,332	$63,355
Earnings Per Common Share:
Basic	$0.14	$0.13	$0.15	$0.27	$0.32
Diluted	0.14	0.13	0.15	0.27	0.32
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	232,565,404	232,338,775	200,472,592	232,452,716	200,301,438
Diluted	232,586,616	232,341,921	200,472,592	232,457,748	200,301,438

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$14,143,580	$158,169	4.47%	$13,569,031	$150,488	4.44%	$11,745,817	$136,344	4.64%
Taxable investments (3)	2,214,976	13,849	2.50%	2,285,155	16,671	2.92%	2,223,374	17,099	3.08%
Tax-exempt investments (1)(3)	537,777	5,531	4.11%	540,838	5,557	4.11%	564,123	5,692	4.04%
Federal funds sold and other
interest bearing deposits	235,353	146	0.25%	343,875	220	0.26%	68,066	27	0.16%
Total interest earning assets	17,131,686	177,695	4.15%	16,738,899	172,936	4.13%	14,601,380	159,162	4.36%
Other assets	1,976,553			2,111,126			1,686,988
Total assets	$19,108,239			$18,850,025			$16,288,368
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$7,076,104	$5,911	0.33%	$7,143,643	$5,995	0.34%	$5,648,655	$4,530	0.32%
Time deposits	2,792,637	8,128	1.16%	2,757,077	7,974	1.16%	2,146,171	6,683	1.25%
Short-term borrowings	255,097	207	0.32%	128,085	94	0.29%	354,653	304	0.34%
Long-term borrowings (4)	2,582,616	25,331	3.92%	2,569,864	24,836	3.87%	2,837,849	28,228	3.98%
Total interest bearing liabilities	12,706,454	39,577	1.25%	12,598,669	38,899	1.24%	10,987,328	39,745	1.45%
Non-interest bearing deposits	4,331,647			4,209,827			3,587,292
Other liabilities	173,929			171,775			146,919
Shareholders' equity	1,896,209			1,869,754			1,566,829
Total liabilities and shareholders' equity	$19,108,239			$18,850,025			$16,288,368
Net interest income/interest rate spread (5)		$138,118	2.90%		$134,037	2.89%		$119,417	2.91%
Tax equivalent adjustment		(1,941)			(1,951)			(1,998)
Net interest income, as reported		$136,177			$132,086			$117,419
Net interest margin (6)			3.18%			3.16%			3.22%
Tax equivalent effect			0.04%			0.04%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.22%			3.20%			3.27%
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(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.